Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on August 7, 2013

Registration Statement No. 333-170231-13

BOOKRUNNERS: JPM (str), Barc, RBC, RBS
CO-MANAGERS: DB, GS, MS, WF	100% POT

CL	$AMT(MM)	WAL	M/S	E.FNL	L.FNL	PXING	%	CPN	$PX
A-1	168.000	0.21	P-1/A-1+	01/14	08/14	0.25%	0.250	0.25	100.00000
A-2	279.000	0.90	Aaa/AAA	03/15	11/16	EDSF+43	0.746	0.74	99.99566
A-3	192.260	2.12	Aaa/AAA	05/16	04/18	IntS+45	0.966	0.96	99.99149
B	68.870	2.96	Aa2/AA	11/16	09/18	IntS+90	1.672	1.66	99.98214
C	85.480	3.54	A2/A	07/17	09/19	IntS+175	2.743	2.72	99.97490
D	84.060	4.04	Baa2/BBB	09/17	10/19	IntS+215	3.337	3.31	99.98483

Ticker	: AMCAR 2013-4
Timing	: PRICED
Expected Settle	: 08/15
First Pay Date	: 09/09
SEC Registered	: Yes
ERISA Eligible	: Yes
Minimum Denoms	: $1,000 by $1,000
Bill & Deliver	: JPM
CUSIPs	: A1:03065CAA7, A2:03065CAB5, A3:03065CAC3, B:03065CAD1, C:03065CAE9, D:03065CAF6

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.